UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2022

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38191	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MBIO	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On March 4, 2022 (the “Closing Date”), Mustang Bio, Inc. (“Mustang”), a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell and gene therapies into potential cures for hematologic cancers, solid tumors and rare genetic diseases, entered into a $75.0 million loan and security agreement (the “Loan Agreement”) with Runway Growth Finance Corp. (NASDAQ: RWAY) (“Runway”), the proceeds of which will be used to support the ongoing clinical development of key investigational product candidates in Mustang's pipeline and for general working capital purposes. Under the Loan Agreement, $30.0 million of the $75.0 million loan was funded on the Closing Date, with the remaining $45.0 million fundable if Mustang achieves certain predetermined milestones.

Each loan will mature on April 15, 2027 (the “Term Loan Maturity Date”). Starting March 15, 2022, Mustang will make monthly payments of interest only until April 1, 2024 (the “Amortization Date”). The Amortization Date may be extended to April 1, 2025 if Mustang achieves certain predetermined milestones. After that, Mustang will make monthly payments of interest and principal. If the Amortization Date is extended to April 1, 2025, the monthly payments will be recalculated in equal amounts according to the remaining number of payment dates through the Term Loan Maturity Date. Any and all unpaid outstanding principal and accrued and unpaid interest will be due and payable in full on the Term Loan Maturity Date.

Each loan accrues interest at a variable annual rate equal to 8.75% plus the greater of (i) 0.50% and (ii) the three month LIBOR Rate for U.S. dollar deposits, as published by Bloomberg (or another commercially available source providing quotations of LIBOR as reasonably determined by Runway from time to time) or the rate otherwise reasonably determined by Runway to be the rate at which U.S. dollar deposits with a term of three months would be offered by banks in London, England to major banks in the London or other offshore interbank market (the “Applicable Rate”); provided that the Applicable Rate will not be less than 9.25%.

At its option, upon ten days prior written notice to Runway, Mustang may prepay all of the loans in an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Fee (as defined in the Loan Agreement), (iii) the Final Payment (as defined in the Loan Agreement) and (iv) all other sums due and payable, including interest at the Default Rate (as defined in the Loan Agreement), if applicable.

Each loan is secured by a lien on substantially all of the assets of Mustang, other than Intellectual Property and Excluded Collateral (in each case as defined in the Loan Agreement). The terms of the Loan Agreement contain customary covenants and representations, including a liquidity covenant, financial reporting covenant and limitations on dividends, indebtedness, collateral, investments, distributions, transfers, mergers or acquisitions, taxes, corporate changes, deposit accounts, and subsidiaries.

The events of default under the Loan Agreement include, among other things, without limitation, and subject to customary grace periods, (1) Mustang’s failure to make any payments of principal or interest under the Loan Agreement, promissory notes or other loan documents, (2) Mustang’s breach or default in the performance of any covenant under the Loan Agreement, (3) the occurrence of an event or circumstance which could reasonably be expected to have a material adverse effect, (4) certain attachments or judgments on Mustang’s assets, (5) Mustang’s insolvency or bankruptcy, (6) the occurrence of any material default under certain agreements or obligations of Mustang involving indebtedness in excess of $500,000, (7) the rendering of fines, penalties, judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, in excess of $500,000, or (8) Mustang making a false or misleading representation or warranty in any material respect. If an event of default occurs, Runway is entitled to take enforcement action, including acceleration of amounts due under the Loan Agreement.

In connection with the Loan Agreement, Mustang issued a warrant (the “Warrant”) to Runway to purchase 748,036 shares of Mustang’s common stock with an exercise price of $0.8021. The Warrant is exercisable for ten years from the date of issuance. Runway may exercise the Warrant with cash or through a net issuance conversion. The shares of Mustang’s common stock will be registered at Mustang’s first opportunity after the date of the exercise of the Warrant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock issued March 4, 2022, by Mustang Bio, Inc. to Runway Growth Finance Corp.

99.1	Loan and Security Agreement, dated March 4, 2022, by and between Mustang Bio, Inc., Runway Growth Finance Corp.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSTANG BIO, INC.
(Registrant)
Date: March 8, 2022
	By:	/s/ Manuel Litchman, M.D.
	Name:	Manuel Litchman, M.D.
	Title:	President and Chief Executive Officer